Exhibit 99.1

Hillenbrand Reports Fiscal Third Quarter 2025 Results

•Revenue of $599 million decreased 24% compared to prior year; pro forma revenue decreased 10%
•GAAP EPS of $0.03 increased from $(3.53) in the prior year; adjusted EPS of $0.51 decreased 40% compared to prior year
•Achieved $30 million of run-rate cost synergies associated with Linxis and FPM acquisitions earlier than planned
•On July 1, 2025, executed the divestiture of minority stake in TerraSource and used proceeds of approximately $115 million to pay down debt; successfully amended credit facilities
•Fiscal 2025 Outlook: Updating core outlook; maintaining adjusted EPS midpoint

BATESVILLE, Ind., August 11, 2025 --/PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI), a leading global provider of highly-engineered processing equipment and integrated solutions, reported results for the fiscal third quarter, which ended June 30, 2025. Reported results for the fiscal third quarter exclude the divested MIME business in both the consolidated and Molding Technology Solutions (MTS) segment results.

“We continued to advance our strategic initiatives this quarter, including refining our portfolio, reducing debt, and advancing the integration and commercial synergy potential of our Food, Health, and Nutrition (FHN) business, despite the ongoing uncertainty stemming from macroeconomic conditions and tariffs. We used proceeds from the MIME divestiture and the sale of our minority interest in TerraSource to reduce debt by over $300 million during the fiscal year. These portfolio moves allow us to focus on our higher margin, higher growth, and higher ROIC businesses serving the performance materials and FHN end markets. Within our FHN business, we recently achieved the $30 million in run-rate cost synergies from the Linxis and FPM acquisitions, and over the last several quarters we are beginning to see the proof points of the combined assets’ commercial synergy potential,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand.

“During our fiscal third quarter, we delivered revenue ahead of and adjusted EPS in line with our expectations, despite customers continuing to delay purchasing decisions due to the dynamic tariff landscape. I am grateful for our teams, who took quick and deliberate action to mitigate these impacts through our in-region for-region approach and other initiatives we outlined. I remain confident our durable business segments, our differentiated technologies, and our people will continue to deliver best-in-class systems and solutions to our customers around the world.”

Summary of Third Quarter 2025 Results

	Three Months Ended June 30,		Change
(unaudited, dollars in millions, except EPS)	2025	2024	$	%
Net revenue	$598.9	$786.6	$(187.7)	(24)%
GAAP net income (loss) attributable to HI	1.9	(248.9)	250.8	101%
Adjusted EBITDA[1]	84.3	131.0	(46.7)	(36)%
GAAP diluted EPS	0.03	(3.53)	3.56	101%
Adjusted diluted EPS[1]	0.51	0.85	(0.34)	(40)%
Cash flows from operating activities	(1.5)	45.6	(47.1)	(103)%
Pro Forma Net Revenue[1]	598.9	663.0	(64.1)	(10)%
Pro Forma Adjusted EBITDA[1]	84.3	116.6	(32.3)	(28)%

Net revenue of $599 million decreased 24% compared to the prior year primarily due to the divestiture of the MIME business and lower capital equipment volume in APS, partially offset by favorable pricing. Pro forma net revenue decreased 10%.

GAAP net income of $2 million, or $0.03 per share, increased from a loss of $(3.53) per share in the prior year primarily due to the non-cash impairment charge recorded in the same period in the prior fiscal year related to the hot runner product line within the MTS segment.

Adjusted net income of $36 million resulted in adjusted EPS of $0.51, a decrease of $0.34, or 40%, primarily due to the divestiture of MIME and lower volume. Pro forma adjusted EBITDA of $84 million decreased 28% compared to the prior year, primarily due to lower volume, unfavorable product mix, and inflation, partially offset by productivity and favorable pricing.

The adjusted effective tax rate for the quarter was 29.4%, an increase of 80 basis points compared to the prior year due to unfavorable geographic mix of income.

Advanced Process Solutions (APS)

	Three Months Ended June 30,		Change
(unaudited, dollars in millions)	2025	2024	$	%
Net revenue	$507.0	$569.4	$(62.4)	(11)%
Adjusted EBITDA[1]	80.1	109.2	(29.1)	(27)%
Adjusted EBITDA Margin[1]	15.8%	19.2%	(340) bps

Net revenue of $507 million decreased 11% compared to the prior year primarily due to lower capital equipment volume, partially offset by favorable pricing.

Adjusted EBITDA of $80 million decreased 27% primarily due to lower volume, unfavorable product mix, and inflation, partially offset by productivity and favorable pricing. Adjusted EBITDA margin of 15.8% decreased 340 basis points primarily due to unfavorable operating leverage as a result of lower volume and product mix, partially offset by productivity and price.

Backlog of $1.57 billion decreased 10% compared to the prior year primarily due to lower capital equipment order intake, partially offset by favorable foreign currency impact. Sequentially, backlog decreased 2%.

Molding Technology Solutions (MTS)

	Three Months Ended June 30,		Change
(unaudited, dollars in millions)	2025	2024	$	%
Net revenue	$91.9	$217.2	$(125.3)	(58)%
Adjusted EBITDA[1]	18.3	34.6	(16.3)	(47)%
Adjusted EBITDA Margin[1]	19.9%	15.9%	400 bps
Pro Forma Net revenue[1]	$91.9	$93.6	$(1.7)	(2)%
Pro Forma Adjusted EBITDA[1]	18.3	20.2	(1.9)	(9)%
Pro Forma Adjusted EBITDA Margin[1]	19.9%	21.6%	(170) bps

Net revenue of $92 million was down 58% year over year primarily due to the MIME divestiture. Pro forma net revenue decreased 2% primarily due to lower volumes.

Adjusted EBITDA of $18 million decreased 47%, primarily due to the divestiture of MIME. Pro forma adjusted EBITDA decreased 9% and pro forma adjusted EBITDA margin of 19.9% decreased 170 basis points from the prior year primarily due to inflation and tariffs, partially offset by productivity.

Pro forma backlog of $55 million increased 7% compared to the prior year. Sequentially, backlog was flat.

Balance Sheet, Cash Flow and Capital Allocation
Hillenbrand’s cash flow from operations represented a use of $2 million in the quarter, primarily due to lower customer advances from decreased order volume. During the quarter, the Company had capital expenditures of approximately $10 million and returned approximately $16 million to shareholders in the form of quarterly dividends.

As of June 30, 2025, net debt was $1.51 billion, and the net debt to pro forma adjusted EBITDA ratio was 3.9x. Liquidity was approximately $512 million, including $163 million in cash on hand and the remainder available under our revolving credit facility.

On July 1, 2025, the Company, in conjunction with its majority stake joint-venture partner, completed the divestiture of its minority stake interest in TerraSource to Astec Industries, in a transaction with a total purchase price of approximately $245 million. Hillenbrand received approximately $115 million from the transaction, which was used for debt pay down, resulting in an approximate 0.2x favorable impact and implying net leverage of 3.7x.

On July 22, 2025, the Company redeemed in full its $375 million notes due September 2026. The Company also announced the successful amendment and extension of its syndicated credit agreement and amendment of its L/G facility agreement. These actions mark a significant step in optimizing the Company’s capital structure, allowing for greater operational and financial flexibility.

Fiscal 2025 Outlook
Hillenbrand is updating its core outlook for fiscal year 2025 and maintaining the mid-point of its full year adjusted EPS range based on year-to-date performance and its outlook for the fiscal fourth quarter.

Updated Guidance $ millions, except EPS	Total Hillenbrand	Advanced Process Solutions	Molding Technology Solutions
Net Revenue	$2,595 - $2,630	$2,005 - $2,030	$590 - $600
YoY	(18%) - (17%)	(12%) - (11%)	(34%) - (33%)

Adj. EBITDA $ / Margin %[1]	$370 - $385	16.6% - 16.8%	16.0% - 16.7%
YoY	(28%) - (25%)	(190) - (170) bps	10 - 80 bps

Adj. EPS[1]	$2.20 - $2.35
YoY	(34%) - (29%)

Operating Cash Flow	~$60
CapEx	~$40

1These are non-GAAP financial measures, which are unaudited. See the reconciliations of Non-GAAP financial measures to their most directly comparable GAAP financial measures at the end of this release.

Conference Call Information
Date/Time: Tuesday, August 12, 2025, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13754423
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Friday, September 12, 2025)

Replay - Conference Call
Date/Time: Available until midnight ET, Tuesday, August 26, 2025
Replay ID number: 13754423
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP financial measures are referred to as “adjusted” measures and generally exclude the following items:

•business acquisition, divestiture, and integration costs;
•restructuring and restructuring-related charges;
•intangible asset amortization;
•pension settlement charges (gain);
•inventory step-up costs;
•loss on divestiture;
•costs associated with debt financing activities;
•other non-recurring costs related to a discrete commercial dispute;
•the related income tax impact for all of these items; and
•the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP financial measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model (“HOM”) to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.

Pro forma net revenue and pro forma adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding the Milacron injection molding and extrusion business that was divested on March 31, 2025. In addition, the ratio of net debt to pro forma adjusted EBITDA is a key financial measure that is used by management to assess Hillenbrand’s borrowing capacity (and is calculated as the ratio of total debt less cash and cash equivalents to the trailing twelve months pro forma adjusted EBITDA). The Company presents net debt to pro forma adjusted EBITDA because it believes it is representative of the Company’s financial position as it is reflective of the Company’s ability to cover its net debt obligations with results from its core operations.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to our reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars. Pro forma backlog is defined as backlog excluding recent divestitures, including the Milacron injection molding and extrusion business.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP financial measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation is not required or provided. In addition, forward-looking revenue, adjusted EBITDA, and adjusted earnings per share for fiscal 2025 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with these and other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Net revenue	$598.9	$786.6	$2,021.7	$2,345.2
Cost of goods sold	396.3	520.2	1,347.7	1,577.1
Gross profit	202.6	266.4	674.0	768.1
Selling, general and administrative expenses	146.3	174.2	497.2	513.5
Amortization expense	22.9	25.5	71.2	76.7
Loss on divestiture	1.5	—	56.1	—
Impairment charges	—	265.0	—	265.0
Pension settlement charges (gain)	—	26.9	(1.7)	35.2
Interest expense, net	21.3	32.2	69.6	92.8
Income (loss) from continuing operations before income taxes	10.6	(257.4)	(18.4)	(215.1)
Income tax expense (benefit)	6.5	(10.5)	7.2	3.7
Income (loss) from continuing operations	4.1	(246.9)	(25.6)	(218.8)
Loss from discontinued operations (net of income tax benefit)	—	—	—	(0.3)
Consolidated net income (loss)	4.1	(246.9)	(25.6)	(219.1)
Less: Net income attributable to noncontrolling interests	2.2	2.0	7.0	6.5
Net income (loss) attributable to Hillenbrand	$1.9	$(248.9)	$(32.6)	$(225.6)

Earnings (loss) per share
Basic earnings (loss) per share
Income (loss) from continuing operations attributable to Hillenbrand	$0.03	$(3.53)	$(0.46)	$(3.20)
Loss from discontinued operations	—	—	—	—
Net income (loss) attributable to Hillenbrand	$0.03	$(3.53)	$(0.46)	$(3.20)
Diluted earnings (loss) per share
Income (loss) from continuing operations attributable to Hillenbrand	$0.03	$(3.53)	$(0.46)	$(3.20)
Loss from discontinued operations	—	—	—	—
Net income (loss) attributable to Hillenbrand	$0.03	$(3.53)	$(0.46)	$(3.20)
Weighted average shares outstanding (basic)	70.8	70.5	70.7	70.4
Weighted average shares outstanding (diluted)	70.8	70.5	70.7	70.4

Cash dividends per share	$0.2250	$0.2225	$0.6750	$0.6675

Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended June 30,
	2025	2024
Cash flows (used in) provided by:
Operating activities from continuing operations	$(11.5)	$24.8
Investing activities from continuing operations	84.4	(40.2)
Financing activities from continuing operations	(107.0)	13.4
Total cash used in discontinued operations	—	(23.3)
Effect of exchange rates on cash and cash equivalents	(3.8)	(0.3)
Net cash flows	(37.9)	(25.6)

Cash, cash equivalents, and restricted cash:
At beginning of period	227.9	250.2
At end of period	$190.0	$224.6

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Income (loss) from continuing operations	$4.1	$(246.9)	$(25.6)	$(218.8)
Less: Net income attributable to noncontrolling interests	2.2	2.0	7.0	6.5
Income (loss) from continuing operations attributable to Hillenbrand	1.9	(248.9)	(32.6)	(225.3)
Impairment charges (1)	—	265.0	—	265.0
Business acquisition, divestiture, and integration costs (2)	12.7	24.9	55.9	39.6
Restructuring and restructuring-related charges (3)	5.5	1.0	13.9	27.2
Inventory step-up costs (4)	—	—	—	0.6
Intangible asset amortization (5)	22.9	25.5	71.2	76.7
Pension settlement charges (gain) (6)	—	26.9	(1.7)	35.2
Costs associated with debt financing activities (7)	0.6	1.1	—	1.1
Other non-recurring costs related to a discrete commercial dispute	—	—	—	6.1
Loss on divestiture	1.5	—	56.1	—
Tax adjustments (8)	(0.7)	(0.1)	(11.7)	(0.2)
Tax effect of adjustments (9)	(8.6)	(35.3)	(34.1)	(63.3)
Adjusted net income from continuing operations attributable to Hillenbrand	$35.8	$60.1	$117.0	$162.7

Diluted EPS from continuing operations attributable to Hillenbrand	$0.03	$(3.53)	$(0.46)	$(3.20)
Impairment charges (1)	—	3.76	—	3.76
Business acquisition, divestiture, and integration costs (2)	0.18	0.35	0.79	0.56
Restructuring and restructuring-related charges (3)	0.08	0.01	0.20	0.39
Inventory step-up costs (4)	—	—	—	0.01
Intangible asset amortization (5)	0.32	0.36	1.01	1.08
Pension settlement charges (gain) (6)	—	0.38	(0.02)	0.50
Costs associated with debt financing activities (7)	0.01	0.02	—	0.02
Other non-recurring costs related to a discrete commercial dispute	—	—	—	0.09
Loss on divestiture	0.02	—	0.79	—
Tax adjustments (8)	(0.01)	—	(0.17)	—
Tax effect of adjustments (9)	(0.12)	(0.50)	(0.48)	(0.90)
Adjusted Diluted EPS from continuing operations attributable to Hillenbrand	$0.51	$0.85	$1.66	$2.31

(1)Hillenbrand recorded impairment charges to goodwill and certain indefinite-lived assets within the Molding Technology Solutions reportable operating segment during the three and nine months ended June 30, 2024.
(2)Business acquisition, divestiture, and integration costs during the three and nine months ended June 30, 2025 and 2024, primarily included costs associated with the integration of recent acquisitions. Includes acquisition costs of $0.6 and $0.0 for the three months ended June 30, 2025 and 2024, respectively, divestiture costs of $0.8 and $0.0 for the three months ended June 30, 2025 and 2024, respectively, and integration costs of $11.3 and $24.9 for the three months ended June 30, 2025 and 2024, respectively. Includes acquisition costs of $0.7 and $0.0 for the nine months ended June 30, 2025 and 2024, respectively, divestiture costs of $4.9 and $0.4 for the nine months ended June 30, 2025 and 2024, respectively, and integration costs of $50.3 and $39.2 for the nine months ended June 30, 2025 and 2024, respectively.
(3)Restructuring and restructuring-related charges primarily included severance costs during the three and nine months ended June 30, 2025 and 2024.
(4)The amount during the nine months ended June 30, 2024, represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisition of FPM.
(5)Intangible assets relate to our acquisition activities and are amortized over their useful lives.

(6)The pension settlement gain during the nine months ended June 30, 2025, was due to one-time premium refunds received related to the termination of the Company’s U.S. pension plan. The pension settlement charges during the three and nine months ended June 30, 2024, were due to lump-sum payments made from the Company’s U.S. pension plan to former employees who elected to receive such payments.
(7)Costs associated with debt financing activities during 2024 primarily included the accelerated amortization of deferred financing costs related to the $400.0 senior unsecured notes, which were repaid during the three and nine months ended June 30, 2024.
(8)For three and nine months ended June 30, 2025 and 2024, this primarily represents the net impact from certain non-recurring tax items, including items related to acquisitions and divestitures.
(9)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Adjusted EBITDA:
Advanced Process Solutions	$80.1	$109.2	$241.7	$306.0
Molding Technology Solutions	18.3	34.6	78.0	100.3
Corporate	(14.1)	(12.8)	(39.6)	(38.5)
Add:
Loss from discontinued operations (net of income tax benefit)	—	—	—	(0.3)
Less:
Interest expense, net	21.3	32.2	69.6	92.8
Income tax expense (benefit)	6.5	(10.5)	7.2	3.7
Depreciation and amortization	32.7	38.7	104.7	118.8
Impairment charges	—	265.0	—	265.0
Pension settlement charges (gain)	—	26.9	(1.7)	35.2
Loss on divestiture	1.5	—	56.1	—
Business acquisition, divestiture, and integration costs	12.7	24.9	55.9	39.6
Inventory step-up costs	—	—	—	0.6
Restructuring and restructuring-related charges	5.5	0.7	13.9	24.8
Other non-recurring costs related to a discrete commercial dispute	—	—	—	6.1
Consolidated net income (loss)	$4.1	$(246.9)	$(25.6)	$(219.1)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Consolidated net income (loss)	$4.1	$(246.9)	$(25.6)	$(219.1)
Interest expense, net	21.3	32.2	69.6	92.8
Income tax expense (benefit)	6.5	(10.5)	7.2	3.7
Depreciation and amortization	32.7	38.7	104.7	118.8
EBITDA	64.6	(186.5)	155.9	(3.8)
Loss from discontinued operations (net of income tax benefit)	—	—	—	0.3
Business acquisition, divestiture, and integration costs	12.7	24.9	55.9	39.6
Inventory step-up costs	—	—	—	0.6
Restructuring and restructuring-related charges	5.5	0.7	13.9	24.8
Impairment charges	—	265.0	—	265.0
Pension settlement charges (gain)	—	26.9	(1.7)	35.2
Loss on divestiture	1.5	—	56.1	—
Other non-recurring costs related to a discrete commercial dispute	—	—	—	6.1
Adjusted EBITDA	84.3	131.0	280.1	367.8
Less: Divestiture (1)	—	14.4	24.6	42.9
Pro forma adjusted EBITDA	$84.3	$116.6	$255.5	$324.9

Advanced Process Solutions adjusted EBITDA	$80.1	$109.2	$241.7	$306.0
Molding Technology Solutions adjusted EBITDA	18.3	34.6	78.0	100.3
Less: Divestiture (1)	—	14.4	24.6	42.9
Molding Technology Solutions pro forma adjusted EBITDA	18.3	20.2	53.4	57.4
Corporate adjusted EBITDA	(14.1)	(12.8)	(39.6)	(38.5)
Consolidated pro forma adjusted EBITDA	$84.3	$116.6	$255.5	$324.9

(1)The impact of the Milacron divestiture.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
GAAP weighted average shares outstanding (diluted)	70.8	70.5	70.7	70.4
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	—	0.2	0.1	0.2
Pro forma weighted average shares outstanding (diluted)	70.8	70.7	70.8	70.6

(1)Due to the occurrence of a net loss on a GAAP basis for the nine months ended June 30, 2025 and three and nine months ended June 30, 2024, potentially dilutive securities were excluded from the calculation of GAAP earnings per, as they would have an anti-dilutive effect. However, as net income earned on a non-GAAP basis, these shares have a dilutive effect on adjusted EPS and are included here.

	June 30,	June 30,
	2025	2024
Advanced Process Solutions backlog	$1,569.6	$1,735.7
Molding Technology Solutions backlog	54.6	238.5
Less: Divestiture (1)	—	187.3
Molding Technology Solutions pro forma backlog	54.6	51.2
Consolidated pro forma backlog	$1,624.2	$1,786.9

(1)The impact of the Milacron divestiture.

	Three Months Ended June 30,
	2025	2024
Advanced Process Solutions net revenue	$507.0	$569.4
Molding Technology Solutions net revenue	91.9	217.2
Less: Divestiture (1)	—	123.6
Molding Technology Solutions pro forma net revenue	91.9	93.6
Consolidated pro forma net revenue	$598.9	$663.0

(1)The impact of the Milacron divestiture.

June 30, 2025
Current portion of long-term debt	$12.6
Long-term debt	1,663.6
Total debt	1,676.2
Less: Cash and cash equivalents	162.8
Net debt	$1,513.4

Pro forma adjusted EBITDA for the trailing twelve months ended	$389.1
Ratio of net debt to pro forma adjusted EBITDA	3.9

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
GAAP effective tax rate	61.3%	4.1%	(39.1)%	(1.7)%
Impairment	—	15.5	—	36.0
Discrete impact of Milacron divestiture	(29.1)	—	255.4	—
Unrecognized tax benefits	—	—	(166.6)	—
Legislative changes	14.2	—	(8.2)	—
Other tax items	(8.0)	3.4	(8.2)	(1.9)
Tax effect of non-GAAP adjustments (1)	(9.0)	5.6	(3.5)	(4.0)
Adjusted effective tax rate	29.4%	28.6%	29.8%	28.4%

(1) Refer to adjusted net income and EPS reconciliation for these adjustments that impact income before taxes.

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements,” including statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. These are statements about future capital structure, operations, and financial flexibility, or, as applicable, sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

The following list, though not exhaustive, contains words that indicate a forward-looking statement:

intend	believe	plan	expect	may	goal	would	project	position	future	outlook
become	pursue	estimate	will	forecast	continue	could	anticipate	remain	likely
target	encourage	promise	improve	progress	potential	should	impact	strategy	assume

Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the continued volatility in the financial markets, including as a result of the United States (“U.S.”) presidential election and the new U.S. administration’s recently announced tariffs and changed trade policies; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; increasing competition for highly skilled and talented workers, as well as labor shortages; closures or slowdowns and changes in labor costs and labor difficulties; uncertainty related to environmental regulation and industry standards, as well as physical risks of climate change; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; economic and financial conditions including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; uncertainty in U.S. global trade policy and risks with governmental instability in certain parts of the world; our level of international sales and operations; negative effects of acquisitions, including the Schenck Process Food and Performance Materials (“FPM”) business and Linxis Group SAS (“Linxis”) acquisitions, on the Company’s business, financial condition, results of operations and financial performance; competition in the industries in which we operate, including on price; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or divestiture, including the Milacron injection molding and extrusion business sale (the “Transaction”), including potential synergies and cost savings or the failure of the Company or any acquired company, or the Transaction, to achieve its plans and objectives generally; any strategic and operational initiatives implemented by the parties after the consummation of the Transaction; potential adverse effects of the announcement or results of the Transaction on the market price of the Company’s common stock or on the ability of the Company to develop and maintain relationships with its personnel and customers, suppliers and others with whom it does business or otherwise on the Company’s business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from our ongoing business operations due to the Transaction; impacts of decreases in demand or changes in technological advances, laws, or regulation on the net revenues that we derive from the plastics industry; the impact to the Company’s effective tax rate of changes in the mix of earnings or in tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits, and governmental proceedings related to operations; uncertainty in the U.S. political and regulatory environment; adverse foreign currency fluctuations; and labor disruptions.

Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of certain factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2024, filed with the SEC on November 19, 2024, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on April 29, 2025, as well as other risks and uncertainties detailed in our filings with the SEC from time to time. The forward-looking information in this release speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, made to reflect new information, future developments or otherwise.

About Hillenbrand

Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our people, our customers, and our communities. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Trent Schwartz, Executive Director, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Marcia Kent, Director of Corporate Communications
Phone: 812-621-4647
Email: marcia.kent@hillenbrand.com